Exhibit 3.6
ARTICLES OF MERGER
MERGING
ALL AMERICAN PET COMPANY INC.,
a New York corporation
INTO
ALL AMERICAN PET COMPANY, INC.,
a Maryland corporation
     FIRST: All-American Pet Company Inc., a corporation organized and existing under the laws of the State of New York, and All American Pet Company, Inc., a corporation organized and existing under the laws of the State of Maryland, agree that said All-American Pet Company Inc., a New York corporation shall be merged into said All American Pet Company, Inc., a Maryland corporation. The terms and conditions of the merger and the mode carrying the same into effect are as herein set forth in these articles of merger.
     SECOND: All American Pet Company, Inc., a corporation organized and existing under the laws of the State of Maryland, shall survive the merger and shall continue under the name All American Pet Company, Inc.
     THIRD: The parties to the articles of merger are (i) All American Pet Company, Inc., a corporation organized and existing under the laws of the State of Maryland, and (ii) All-American Pet Company Inc., a corporation incorporated on the 14th day of February, 2003 under the Business Corporation Law of the State of New York, which corporation was not qualified to do business in the State of Maryland.
     FOURTH: The total number of shares of stock of all classes which said All American Pet Company, Inc., a Maryland corporation has authority to issue is Sixty Million (60,000,000) shares divided into Fifty Million (50,000,000) shares of common stock with par value of $.001 each, and Ten Million (10,000,000) shares of preferred stock with par value of $.001 each, with the aggregate par value of Sixty Thousand Dollars ($60,000.00).
     The total number of shares of stock of all classes which said All-American Pet Company Inc., a New York corporation has authority to issue is One Hundred (100) shares of common stock with no par value and Fifty-Six Thousand Five Hundred (56,500) shares of preferred stock of with par value of $.001 each.
     FIFTH: The manner and basis of converting or exchanging issued stock of the merged corporation into different stock or other consideration and the manner of dealing with any issued stock of the merged corporations not to be so converted or exchanged shall be as follows:
     At the effective time of the merger, by virtue of the merger and without any action on the part of the parties to the merger, each share of All-American Pet Company Inc., a New York corporation, common stock issued and outstanding immediately prior to the effective time shall be exchanged for one hundred and twenty-five thousand (125,000) shares of validly issued, fully paid and nonassessable common stock of All American Pet Company, Inc., a Maryland corporation, par value $.001 per share.

     At the effective time of the merger, by virtue of the merger and without any action on the part of the parties to the merger, each share of All-American Pet Company Inc., a New York corporation, preferred stock issued and outstanding immediately prior to the effective time shall be exchanged for one (1) share of validly issued, fully paid and nonassessable Series A Preferred Stock of All American Pet Company, Inc., a Maryland corporation, par value $.001 per share.
     SIXTH: The principal in-state office of All American Pet Company, Inc., organized under the laws of the State of Maryland, is located in the County of Baltimore, State of Maryland.
     All-American Pet Company Inc., the merged corporation, does not own property the title to which could be affected by the recording of an instrument among the Land Records.
     SEVENTH: The terms and conditions of the transaction set forth in the articles were advised, authorized, and approved by each corporation party to the articles in the manner and by the vote required by its charter and the laws of the place where it is organized.
     EIGHTH: The merger was duly approved pursuant to and in accordance with Sec. 3-105, subsection (A) of Corporations and Associations Article of the Annotated Code of Maryland by a majority of the entire Board of Directors of the said corporation on the 23rd day of January, 2006 without a vote of the stockholders.
     The merger does not effect any reclassification or change of any outstanding stock or otherwise in any way amend the Articles of Incorporation of the surviving corporation, and that the number of shares of stock, if any, of the surviving corporation to be issued or delivered in the merger does not exceed twenty percent of the number of shares of stock of the same class or series outstanding immediately before the merger becomes effective.
     NINTH: The terms and conditions as set forth in these articles of merger were approved in the following manner. The merger to be effected by these articles of merger was duly advised and authorized and approved by said All-American Pet Company Inc., a New York corporation, in the manner and by the vote required by the laws of the State of New York and by the charter of the said corporation.
     TENTH: The merger shall become effective on the 24th day of January, 2006.
     ELEVENTH: The following other provisions are deemed by the merging corporations necessary to effect the merger:
     The first board of directors of the surviving corporation after the date when the articles of merger shall become effective shall be directors of All American Pet Company, Inc., a Maryland corporation, in office at that date.
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     IN WITNESS WHEREOF, All American Pet Company, Inc., a Maryland corporation and All American Pet Company Inc., a New York corporation, the corporations parties to the merger, have caused these articles of merger to be signed in their respective corporate names and on their behalf by their respective presidents or vice-presidents and witnessed or attested by their respective secretaries or assistant secretaries all as of the 23rd day of January, 2006.

All American Pet Company, Inc., a Maryland corporation

By:

Name:

Title:

Attest:
/s/ Lisa Bershan

Lisa Bershan, Executive Vice President And Secretary

All American Pet Company Inc., a New York corporation

By:

Name:

Title:

Attest:
/s/ Lisa Bershan

Lisa Bershan, Executive Vice President

     THE UNDERSIGNED, President of All American Pet Company Inc., a New York corporation, who executed on behalf of said corporation the foregoing Articles of Merger, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said corporation, the foregoing Articles of Merger to be the corporate act of said corporation and further certifies that, to the best of his/her knowledge, information and belief, the matters and the facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties of perjury.

Name:

     THE UNDERSIGNED, President of All American Pet Company, Inc., a Maryland corporation, who executed on behalf of said corporation the foregoing Articles of Merger, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said corporation, the foregoing Articles of Merger to be the corporate act of said corporation and further certifies that, to the best of his/her knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties of perjury.

Name: